EXHIBIT 3.18

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CNL GATLINBURG PARTNERSHIP, LP

This Certificate of Limited Partnership of CNL GATLINBURG PARTNERSHIP, LP (the “Partnership”), dated as of November 14th, 2005, is being duly executed and filed by CNL GATLINBURG GP CORP., a Delaware corporation, its sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17.

FIRST: The name of the limited partnership is: CNL Gatlinburg Partnership, LP.

SECOND: The address of the Partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name and address of the registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The name and address of the sole general partner of the Partnership is as follows: CNL Gatlinburg GP Corp., 450 So. Orange Avenue, Orlando, Florida 32801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

CNL GATLINBURG GP CORP.,
a Delaware corporation,
Sole General Partner

By:	/S/ TAMMIE A. QUINLAN
Tammie A. Quinlan
Executive Vice President